Exhibit 10.1

EXECUTION VERSION

BRIDGE LOAN AND SECURITY AGREEMENT

THIS BRIDGE LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 19, 2018 (the “Effective Date”) by and among PTC THERAPEUTICS, INC., a Delaware corporation (“Lender”), and AGILIS BIOTHERAPEUTICS, INC., a Delaware corporation (“Borrower”), and the Guarantors (as defined below) party hereto, provides the terms and conditions on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties are entering into this Agreement simultaneously and in connection with the Merger Agreement (as defined below). The parties hereto hereby agree as follows:

1.                                      ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed, and any applicable calculations and determinations shall be made, in accordance with GAAP.  Capitalized terms, unless otherwise defined in this Agreement, shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided to such terms in the Code to the extent such terms are defined therein.

2.                                      LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Term Loan Advances.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement, upon Borrower’s request and delivery of an executed Advance Form, Lender shall make: (i) one advance (the “First Term Loan Advance”) to Borrower on or after the Effective Date in an original principal amount of up to $10,000,000.00 and (ii) if the Closing (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement has not occurred prior to September 2, 2018, one additional advance (the “Second Term Loan Advance” and, together with the First Term Loan Advance, the “Term Loan Advances”) to Borrower in an original principal amount of up to $10,000,000.00.  After repayment or prepayment, the Term Loan Advances (or any portion thereof) may not be reborrowed.

(b)                                 Permitted Prepayment of Term Loan Advances.  Borrower shall have the option to prepay any or all of the Term Loan Advances at any time without penalty or premium.

(c)                                  Mandatory Prepayment Upon an Acceleration.  If the Term Loan Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal of the Credit Extensions plus accrued and unpaid interest thereon, plus (ii) all other sums, if any, that shall have become due and payable, including Lender Expenses or interest at the Default Rate with respect to any past due amounts.

(d)                                 Mandatory Prepayment Upon Closing of the Merger.  Upon the Closing (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement, Borrower shall immediately prepay to Lender (subject to Section 2.3(a) and subject to Article II of the Merger Agreement) an amount equal to the sum of: (i) all outstanding principal of the Credit Extensions plus accrued and unpaid interest thereon, plus (ii) all other sums, if any, that shall have become due and payable, including Lender Expenses or interest at the Default Rate with respect to any past due amounts.

2.2                               Payment of Interest on the Credit Extensions.

(a)                                 Interest Rate.  Subject to Section 2.2(b), the principal amount outstanding under the Term Loan Advances shall accrue interest at a fixed rate per annum equal to 3.0%.

(b)                                 Default Rate.  Immediately upon receipt by Borrower of a written notice from Lender of the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a fixed rate per annum of 8.0% (the “Default Rate”).  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)                                  Payment; Interest Computation.  Interest on the then-outstanding principal amount of all Term Loan Advances shall accrue at all times, and shall be due and payable in cash quarterly on the first calendar day of each January, April, July and October during the term hereof (beginning on January 1, 2019), and on the Term Loan Maturity Date or the date of any repayment or prepayment of Term Loan Advances hereunder. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.3                               Payment.

(a)                                 Borrower shall repay, in Dollars, the entire outstanding principal balance of all Credit Extensions, all accrued and unpaid interest thereon, all Lender Expenses and all other sums, if any, that shall have become due and payable at the time required by Section 2.3(b).

(b)                                 The payment required pursuant to Section 2.3(a) shall be due and payable on the earliest to occur of: (a) the Term Loan Maturity Date; (b) the repayment of the Term Loan Advances in full under Section 2.1.1(b); (c) any mandatory prepayment required under Section 2.1.1(c) or (d); or (d) the termination of this Agreement.

2.4                               Payments; Application of Payments.  All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due to an account designated by Lender.  Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

2.5                               Withholding.  Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”) other than any such Taxes or other deductions (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Lender being organized under the laws of, or having its principal executive office or applicable lending office organized under the laws of or located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) that are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document), (ii) withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Credit Extension or any Obligation pursuant to a law in effect on the date on which (A) such Lender acquires such interest in such Credit Extension or Obligation or otherwise becomes a recipient of a payment under this Agreement or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) attributable to such Lender’s failure to comply with Section 11.4 and (iv) any Taxes imposed under FATCA (the Taxes described in clauses (i)-(iv), “Excluded Taxes”).  If at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender other than any such Taxes or other deductions that are Excluded Taxes, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority.  Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

3.                                      CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Lender’s obligation to make any Initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents and certificates, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)                                 duly executed Loan Documents;

(b)                                 a certificate of each Loan Party with respect to incumbency and Borrowing Resolutions authorizing the execution and delivery of the Loan Documents;

(c)                                  an executed Advance Form;

(d)                                 UCC Financing Statements for each Loan Party;

(e)                                  the Operating Documents and long-form good standing certificates of the Loan Parties certified by the Secretary of State in their respective jurisdictions of incorporation or formation and the various foreign jurisdictions in which they are qualified, each as of a date no earlier than 15 days prior to the Effective Date;

(f)                                   the Merger Agreement shall have been fully executed and delivered by the parties thereto in accordance with its terms; and

(g)                                  certified copies, dated as of a recent date, of lien searches.

3.2                               Conditions Precedent to all Credit Extensions.  Lender’s obligations to make each Credit Extension, including any Initial Credit Extension, is subject to the following conditions precedent:

(a)                                 timely receipt of an executed Advance Form;

(b)                                 in the case of the Second Term Loan Advance, the Closing (as defined in the Merger Agreement) in accordance with the terms and conditions of the Merger Agreement shall not have occurred prior to September 2, 2018;

(c)                                  the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(d)                                 the condition set forth in Section 7.1(c) of the Merger Agreement shall be satisfied as of the Effective Date and the date of any Credit Extension, assuming for purposes of this Section 3.2(d) that the Closing (as defined in the Merger Agreement) were to be scheduled for the Effective Date or the date of any Credit Extension, as applicable; and

(e)                                  no Event of Default shall have occurred and be continuing or result from the Credit Extension.

3.3                               [Reserved].

3.4                               Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension (other than the Initial Credit Extension), Borrower shall notify Lender by electronic mail by 12:00 p.m. Eastern time at least five Business Days before the proposed Funding Date of such Credit Extension.  Together with any such electronic notification, Borrower shall deliver to Lender by electronic mail a completed Advance Form executed by a Responsible Officer or his or her designee.  Lender may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee.

4.                                      CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Each Loan Party hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  If this Agreement is terminated, Lender’s Lien on the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid in full in cash.  Subject to Section 11.1, upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender shall, at the sole cost and expense of Borrower, promptly take all actions necessary to release its Liens on the Collateral and all rights therein shall revert to Borrower and Lender shall deliver such documents as Borrower shall reasonably request to evidence such termination.

4.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement).  If any Loan Party shall acquire a commercial tort claim in excess of $250,000, Borrower shall promptly notify Lender in a writing signed by Borrower, after Borrower becomes aware of such tort claim, of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

4.3                               Authorization to File Financing Statements.  Each Loan Party hereby authorizes Lender to file financing statements, without notice to any Loan Party, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral by such Loan Party (except in accordance with the Loan Agreement), shall be deemed to violate the rights of Lender under the Code.  Such financing statements may indicate the Collateral as “all assets of the Loan Parties, wherever located, whether now owned or hereafter acquired” or words of like import, all in Lender’s discretion.

5.                                      REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

5.1                               Due Organization, Authorization; Power and Authority.

(a)                                 Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Borrower is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule to the Merger Agreement, which jurisdictions constitute the only jurisdictions in which the nature of Borrower’s businesses or the ownership or leasing of its properties requires such qualification.  Borrower has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Borrower has made available to Lender complete and accurate copies of its Operating Documents.  Borrower is not in default under or in violation of any provision of its Operating Documents.

(b)                                 Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Borrower has delivered to Lender complete and accurate copies of the Operating Documents of each Subsidiary.  No Subsidiary is in default under or in violation of any provision of its Operating Documents.  All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  All shares of each Subsidiary that are held of record or owned beneficially by either Borrower or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Liens, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Borrower or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary.  There are no forms of equity or equity-based compensation or similar rights with respect to any Subsidiary.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c)                                  Each Loan Party has all requisite power and authority (corporate and other) to execute and deliver the Loan Documents and to perform their respective obligations hereunder and thereunder.  The execution and delivery by each Loan Party of the Loan Documents and the performance by Borrower of the Loan Documents have been duly and validly authorized by all necessary corporate and other action on the part of each Loan Party.  The Loan Documents have been duly and validly executed and delivered by each Loan Party party thereto and constitutes a valid and binding obligation of each Loan Party, enforceable against them in accordance with its terms.

(d)                                 Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the performance by the Loan Parties of their respective obligations hereunder or thereunder, will (i) conflict with or violate any provision of the Operating Documents of Borrower, each as amended or restated to date, or the Operating Documents of any Subsidiary, each as amended or restated to date, (ii) require on the part of Borrower or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Lien or other arrangement to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary is bound or to which any of the assets of Borrower or any Subsidiary are subject, (iv) result in the imposition of any Lien upon any assets of Borrower or any Subsidiary or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Borrower or any Subsidiary or any of their respective properties or assets.

5.2                               Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. The Collateral is not in the possession of any third party bailee (such as a warehouse). All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3                               Litigation.  There is no Legal Proceeding pending or, to the knowledge of Borrower, threatened in writing against Borrower seeking to prevent or delay the transactions contemplated by this Agreement, the other Loan Documents or the Merger Agreement or that materially and adversely affects the ability of Borrower to consummate the Merger and the other transactions contemplated by this Agreement and the other Loan Documents.

5.4                               Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s consolidated liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.5                               Regulatory Compliance.  None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, unless such failure could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.6                               Subsidiaries; Investments.  Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.7                               Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions for working capital and for its general corporate purposes.

5.8                               Full Disclosure.  No written representation, warranty or other statement of any Loan Party in any certificate or written statement given to Lender in connection with the Loan Documents or the Merger Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in light of the circumstances in which they were made, not misleading in any material respect.

5.9                               Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the knowledge of each of the individuals identified in Section K of the Company Disclosure Schedule to the Merger Agreement, in each case after due and reasonable inquiry.  Such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees.

6.                                      COVENANTS

6.1                               Merger Agreement Covenants.                   Borrower shall, and shall cause each Subsidiary to, comply in all material respects with each of the covenants set forth in Section 5.1 of the Merger Agreement for so long as the Merger Agreement remains in effect.

6.2                               Financial Statements.                       From and after the termination of the Merger Agreement in accordance with its terms, Borrower shall provide:

(a)                                 within 60 days after the end of each of the first three fiscal quarters of each year, unaudited interim and year-to-date financial statements as of the end of such fiscal quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income certified by a Responsible Officer in a form acceptable to Lender; and

(b)                                 no later than 120 days after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, it being understood that Borrower’s auditors on the Effective Date and any firm of recognized national standing shall be acceptable, accompanied by any audit report from such accountants.

6.3                               Indebtedness.                     From and after the termination of the Merger Agreement in accordance with its terms, Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into common equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) prepayment of purchase money Indebtedness, (c) prepayment by any Subsidiary of inter-company Indebtedness owed by such Subsidiary to Borrower, (d) prepayment of any Obligations or (e) as otherwise permitted hereunder or approved in writing by Lender.

6.4                               Liens.              From and after the termination of the Merger Agreement in accordance with its terms, Borrower shall not create, incur, assume, grant or suffer to exist and Liens, or permit any Subsidiary so to do, other than Permitted Liens.

6.5                               Investments.                          From and after the termination of the Merger Agreement in accordance with its terms, Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

6.6                               Transfers; Mergers.                              From and after the termination of the Merger Agreement in accordance with its terms, except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, (a) voluntarily or involuntarily transfer, sell, lease, license, lend, transfer, dispose of or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets, or (b) merge or consolidate with or into any other Person (other than mergers or consolidations of a (x) Domestic Subsidiary into another Domestic Subsidiary or into Borrower or (y) a Foreign Subsidiary into another Foreign Subsidiary).

6.7                               Distributions.                    From and after the termination of the Merger Agreement in accordance with its terms, Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest of Borrower or such Subsidiary other than pursuant to employee, director or consultant repurchase plans or other similar agreements, in an aggregate amount not to exceed $250,000 per fiscal year or (b) declare or pay any dividend or make any distribution on any class of stock or other Equity Interest of Borrower or such Subsidiary, except that a Subsidiary may pay dividends or make distributions to Borrower.

6.8                               Affiliate Transactions.                From and after the termination of the Merger Agreement in accordance with its terms, Borrower shall not, and shall not allow any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

6.9                               Insurance.                                     Within 30 days after the termination of the Merger Agreement in accordance with its terms, Borrower shall cause (a) Lender to be named as sole lender loss payee on all property policies with respect to the Collateral, (b) Lender to be named as additional insured on all liability policies, and (c) Lender to be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral (provided that Lender will be junior with respect to casualty policies covering any Equipment subject to Permitted Liens under clause (c) of the definition therein).

6.10                        Additional Guarantors.            Borrower shall promptly notify Lender of each Subsidiary acquired or formed subsequent to the Effective Date and, within 30 days of acquisition or formation, shall cause any such Subsidiary that is not a Foreign Subsidiary or a Foreign Subsidiary Holdco to execute and deliver to Lender an executed Joinder Agreement attached hereto as Exhibit B.

6.11                        Further Assurances; Deposit Accounts; Notices; Uncertificated Interests.  Borrower shall execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of the Loan Documents.  From and after September 2, 2018, neither Borrower nor any Subsidiary shall maintain any deposit accounts, or accounts holding investment property, except with respect to which Lender has a valid and enforceable account control agreement in effect; provided that no such account control agreement shall be required for Excluded Accounts. Borrower shall deliver to Lender, within 10 days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.  Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation, or relocate its chief executive office without 10 days’ prior written notice to Lender. If any Collateral is not a security pursuant to Article 8 of the Code, no Loan Party shall take any action that, under such Article, converts such Collateral into a security without causing the issuer thereof to issue to it certificates or instruments evidencing such Collateral, which it shall promptly deliver to Lender.

7.                                      EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1                               Payment Default.  Borrower fails to (a) make any payment of principal on any Credit Extension when due, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date).  During the cure period, the failure to pay any Obligation under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

7.2                               Covenant Default.

(a)                                 Borrower fails or neglects to perform any obligation in Section 6;

(b)                                 Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 20 days after the occurrence thereof.  Cure periods provided under this section shall not apply, among other things, to any covenants set forth in clause (a) above;

7.3                               Change in Control.  A Change in Control occurs;

7.4                               Attachment; Levy; Restraint on Business.

(a)                                 (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within 10 days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any 10 day cure period; or

(b)                                 (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting all or any material part of its business;

7.5                               Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower commences an Insolvency Proceeding; or (c) an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 60 days (but no Credit Extensions shall be made while any of the conditions described in clause (c) exist and/or until any Insolvency Proceeding is dismissed);

7.6                               Other Agreements.  There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness for borrowed money in an amount individually or in the aggregate in excess of $250,000;

7.7                               Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000, except as covered by independent third-party insurance as to which liability has been accepted by such insurance carrier, shall be rendered against Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within 30 days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

7.8                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender in connection with this Agreement or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

7.9                               Termination of Merger Agreement. The Merger Agreement is terminated pursuant to Section 10.1(d) or 10.1(f) of the Merger Agreement; or

7.10                        Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) materially adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction.

8.                                      LENDER’S RIGHTS AND REMEDIES

8.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are automatically and immediately due and payable without any action by Lender); provided, however, that if an Event of Default described in Section 7.9 occurs and is continuing, Lender may declare as due and payable only those outstanding Obligations arising under and in connection with the Second Term Loan Advance (if any), it being understood that all other provisions of this Agreement shall be applicable in the case of the occurrence of an Event of Default described in Section 7.9, including those provided in Sections 2.2(b) and 3.2(e);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c)                                  credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Code, at any sale thereof conducted under the provisions of the United States Bankruptcy Code or any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or at any sale or foreclosure conducted by Lender (whether by judicial action or otherwise) in accordance with applicable law;

(d)                                 make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Lender requests and make it available as Lender designates.  Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(e)                                  apply to the Obligations any amount held by Lender owing to or for the credit or the account of Borrower;

(f)                                   ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  To the extent not in violation of applicable law, Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Intellectual Property, mask works, rights of use of any name, trade secrets, trade names, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit as permitted by the Code;

(g)                                  demand and receive possession of Borrower’s Books; and

(h)                                 exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

8.2                               Power of Attorney.  Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits.  Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lender is under no further obligation to make Credit Extensions hereunder.  Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

8.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.9 or to pay any insurance premium or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Lender will make reasonable efforts to provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

8.4                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from Borrower payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Lender shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency.  If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

8.5                               Lender’s Liability for Collateral.  So long as Lender complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Lender and Section 9-207 of the Code, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

8.6                               No Waiver; Remedies Cumulative.  Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Lender has all rights and remedies provided under the Code, by law, or in equity.  Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver.  Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.7                               Demand Waiver.  Except as otherwise provided in the Loan Documents or required by applicable law, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

9.                                      NOTICES

All notices or other communications by any party to this Agreement or any other Loan Document shall be delivered in the manner prescribed in Section 12.1 of the Merger Agreement.

10.                               CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

(a)                                 This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(b)                                 Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the other Loan Documents, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the other Loan Documents in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the other Loan Documents; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.  Nothing in this Section 10, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(c)                                  This Section 10 shall survive the termination of this Agreement.

11.                               GENERAL PROVISIONS

11.1                        Termination Prior to Term Loan Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  So long as Borrower has satisfied the Obligations

(other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term Loan Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Lender.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

11.2                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Neither Borrower nor any Guarantor may assign this Agreement or any rights or obligations under it or any Loan Document without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion).  Lender has the right, subject to the prior written consent of Borrower in its sole discretion, to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that no such consent shall be required for: (i) any assignment by Lender in connection with a change of control of Lender whereby this Agreement is assigned to a successor to, or acquirer of, Lender or (ii) Lender to transfer or assign all or any part of its rights, in whole or in part, under this Agreement to MidCap Financial Trust, the administrative agent under that certain Credit and Security Agreement, dated as of May 5, 2017, by and among MidCap Financial Trust, the Lender and certain other financial institutions as lenders thereunder or any other lender of the Buyer (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve Lender of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto). In the event of an assignment, Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each assignment and a register for the recordation of the names and addresses of the assignees, and the Credit Extensions or other Obligations of, and principal amounts (and stated interest) of the Credit Extensions or other Obligations owing to, each assignee pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error.  The Register shall be available for inspection by the Borrower and the Lender (or any assignee), at any reasonable time and from time to time upon reasonable prior notice.  If Lender (or any assignee) sells a participation, it shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Credit Extensions or other Obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that Lender (or such assignee) shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Credit Extensions or other Obligations or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Credit Extension or other Obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender (or such assignee) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, including payments of interest and principal, notwithstanding any notice to the contrary. The portion of the Participant Register relating to any participant requesting payment from Borrower under the Loan Documents shall be made available to Borrower upon reasonable request. In no event shall Borrower be obligated to pay to any participant amounts greater than Borrower would have been required to pay to the participating Lender, except to the extent that such obligation results from a change in law that occurs after the participant acquired the applicable participation.

11.3                        Indemnification.  Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 11.3 shall not apply with respect to Taxes other than any Taxes that represent obligations, demands, claims, liabilities, and losses arising from any non-Tax claim.

This Section 11.3 shall survive the termination of this Agreement until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

11.4                        Tax Forms. Lender and each of its successors and assigns and participants shall deliver to Borrower at such times as are reasonably requested by Borrower and in no event later than the date Lender and each of its successors and assigns and participants becomes a recipient of a payment under this Agreement, such properly completed and executed Tax documentation prescribed by law, or reasonably requested by Borrower (including FATCA) to establish such recipient’s status for withholding Tax purposes or allow Borrower to make payments hereunder without withholding for any Taxes (or otherwise at a reduced rate of withholding), including without limitation, Forms W-9, W-8BEN-E, W-8BEN, W-8IMY, or W-8EXP, as applicable.  Each such Person shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to Borrower updated or other appropriate documentation or promptly notify Borrower of its inability to do so.

11.5                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

11.6                        Severability of Provisions.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.7                        Correction of Loan Documents.  Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Lender provides Borrower with written notice of such correction and allows Borrower at least 10 days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Lender and Borrower.

11.8                        Amendments in Writing; Waiver; Integration. This Agreement may only be amended by a writing signed by Lender and Borrower.  Borrower and Lender may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The Loan Documents and the Merger Agreement (including the documents and instruments referred to therein) represent the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

11.9                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

11.10                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

11.11                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

11.12                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

11.13                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of the Loan Documents and the Merger Agreement (including the documents and instruments referred to therein).  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

11.14                 Third Parties.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that the Indemnified Parties shall be third-party beneficiaries of Section 11.3.

12.                               GUARANTY

12.1                        The Guaranty.  Each of the Guarantors hereby jointly and severally guarantees to Lender, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due in accordance with the terms of such extension or renewal.  Notwithstanding any provision to the contrary contained herein, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable law, including any laws relating to bankruptcy, insolvency or creditors’ rights generally.  The guarantee in this Section 12 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

12.2                        Obligations Unconditional.  The obligations of the Guarantors under Section 12.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this Section 12 until such time as the Obligations have been paid in full and this Agreement has expired or terminated.  With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                                 at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)                                  the maturity of any of the Obligations shall be accelerated, or any of the

Obligations shall be modified, supplemented, increased or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien granted to, or in favor of, Lender as security for any of the Obligations shall fail to attach or be perfected; or

(e)                                  any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

12.3                        Remedies.  The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.

13.                               DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the equity interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Advance Form” is that certain form attached hereto as Exhibit A.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Agilis JV” is Agilis GTRI Japan, Inc., a corporation incorporated under the laws of Japan.

“Agreement” is defined in the preamble hereof.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one year from the date of acquisition; (b) commercial paper maturing no more than one year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one year after issue; and (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above.

“Change in Control” means (a) any transaction or series of related transactions in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a sufficient number of shares of all classes of equity interests then outstanding of Borrower ordinarily entitled to vote in the election of directors of Borrower (determined on a fully diluted basis), empowering such “person” or “group” to elect a majority of the Board, who did not have such power before such transaction; (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement or the other Loan Documents); or (c) the sale, lease, license, transfer or other disposition of all or substantially all of the assets of Borrower or any of its Subsidiaries.

“Claims” is defined in Section 11.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of Delaware; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of Delaware, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is all right, title and interest in, to and under all real and personal property of any Loan Party whether presently existing or hereafter created or acquired, whether tangible or intangible, wherever located, and whether now existing or hereafter arising or acquired from time to time, including, but not limited to:

(a) all accounts (including all accounts receivable), chattel paper (including tangible and electronic chattel paper), bank and deposit accounts, contracts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), all cash, cash equivalents and other property, commercial tort claims, goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), equity interests of any Subsidiary of such Loan Party, letter of credit rights, money, and all of each Loan Party’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and all products, parts, accessories, attachments, accessions, replacements, substitutions, additions, and improvements of or to each of the foregoing; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, the Collateral does not include (i) any property that is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Section 9-406 and 9-408 of the Delaware Uniform Commercial Code), (ii) any property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the collateral, (iii) any of the outstanding capital stock or other equity interests of any owned (x) Foreign Subsidiary of Borrower or (y) Foreign Subsidiary HoldCo of Borrower, in each case, in excess of 65% of the voting equity interests (as determined in accordance with Section 956 of the IRC) of such Subsidiary or (iv) any of the outstanding capital stock or other equity interests of a Subsidiary owned by a Foreign Subsidiary or a Foreign Subsidiary HoldCo, (v) equity interests of Agilis JV, (vi) Excluded Accounts or (vii) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” under upon the termination and release of such Permitted Lien.

Notwithstanding the foregoing, the Collateral shall not include the Intellectual Property; provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”).  Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

All terms used in this definition, but not otherwise defined in this Agreement, shall have the meanings given to such terms in the Code.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Credit Extension” is the Term Loan Advances or any other extension of credit by Lender for Borrower’s benefit.

“Default Rate” is defined in Section 2.2(b).

“DGCL” means the Delaware General Corporation Law.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” is any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” is defined in the preamble hereof.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” is defined in Section 7.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any (a) deposit account exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any of its Subsidiaries’, employees and identified to Lender by Borrower, or (b) accounts maintained solely as accounts for the benefit of third parties pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent (i) constituting Liens permitted by clauses (k) and (m) of the definition of “Permitted Liens” and (ii) the agreement relating to such accounts prohibits the grant of a security interest therein in favor of Lender.

“Excluded Taxes” is defined in Section 2.5.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“First Term Loan Advance” is defined in Section 2.1.1(a).

“Foreign Subsidiary” means any Subsidiary that is not a “United States person” within the meaning of Section 7701(a)(3) of the IRC (including, for the avoidance of doubt, Agilis JV).

“Foreign Subsidiary HoldCo” means any Subsidiary substantially all the assets of which consist, directly or indirectly, of equity interests (or equity interests and indebtedness) of one or more Foreign Subsidiaries that are treated as a controlled foreign corporation within the meaning of Section 957 of the IRC.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“Guarantors” are, collectively, (a) each Subsidiary of Borrower identified as a “Guarantor” on the signature pages hereto, and (b) each Person that joins as a Guarantor pursuant to Section 6.10 or otherwise. For the avoidance of doubt, no Foreign Subsidiary (including Agilis JV), nor any Foreign Subsidiary HoldCo, shall be a Guarantor.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business; (c) the face amount of all letters of credit issued for the account of such

Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness; and (j) Contingent Obligations.

“Indemnified Person” is defined in Section 11.3.

“Initial Credit Extension” is the First Term Loan Advance.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means the following subsisting throughout the world:

(a)                                 Patent Rights;

(b)                                 Trademarks and all goodwill in the Trademarks;

(c)                                  copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)                                 mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)                                  inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)                                   other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” means the United States Internal Revenue Code of 1986, as amended.

“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.

“Lender” is defined in the preamble hereof.

“Lender Expenses” are all documented costs and expenses incurred by Lender (including attorneys’ fees and expenses) for defending or enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings, whether or not suit is brought, including all fees and expenses incurred during any workout, restructuring or negotiations).

“Lien” is a mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any note, or notes or guaranties executed by the Loan Parties, and any other present or future agreement by Borrower with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified (other than, for the avoidance of doubt, the Merger Agreement (including the documents and instruments referred to therein, other than this Agreement) and any other documents executed in connection therewith, other than this Agreement).

“Loan Parties” are Borrower and the Guarantors.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral; (b) a material adverse change in the business, assets, liabilities, capitalization, financial condition, or results of operations of Borrower and the Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Merger” is the merger of a subsidiary of Lender with and into Borrower in accordance with the terms, and subject to the conditions, of the Merger Agreement.

“Merger Agreement” is the Agreement and Plan of Merger dated as of July 19, 2018 by and among PTC Therapeutics, Inc., Agility Merger Sub, Inc., Agilis Biotherapeutics, Inc. and, solely in its capacity as Company Equityholder Representative, Shareholder Representative Services LLC, as the same may be amended, supplemented or otherwise modified from time to time.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Participant Register” is defined in Section 11.2.

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Permitted Acquisition” means an Investment consisting of an Acquisition by Borrower or any Subsidiary; provided that (a) no Event of Default has occurred and is continuing or would immediately result from such Acquisition, in each case whether or not involving a merger or consolidation with such other Person, and (b) the consideration paid or to be paid by Borrower or such Subsidiary consists solely of the Equity Interests of Borrower or such Subsidiary and the assumption or acquisition of any Indebtedness (calculated at face value) which is permitted pursuant to Section 6.3.

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(c)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(d)                                 Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(e)                                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(f)                                   Subordinated Indebtedness;

(g)                                  Indebtedness consisting of (i) reimbursement obligations with respect to letters of credit in the ordinary course of business, or (ii) obligations with respect to corporate credit cards incurred in the ordinary course of business, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (ii) shall not exceed $250,000;

(h)                                 unsecured Indebtedness and Indebtedness that is secured by the Collateral on a junior basis with the Obligations under this Agreement; provided that, in each case, (i) such Indebtedness matures no earlier than the date that is 91 days after the latest maturity date hereunder at the time of incurrence thereof; (ii) such Indebtedness does not by its terms require any cash payments prior to the Term Loan Maturity Date; (iii) if such Indebtedness is secured, such Indebtedness is subject to subordination and intercreditor terms satisfactory to the Lender in its reasonable discretion; and (iv) the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (h) shall not exceed $2,000,000;

(i)                                     Investments permitted under clauses (i) and (k) of the definition “Permitted Investments” hereunder; and

(j)                                    other Indebtedness in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, in Subsidiaries) existing on the Effective Date listed on Schedule 1;

(b)                                 Investments consisting of Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)                                 Investments consisting of deposit accounts;

(e)                                  Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances (or guarantees thereof) in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board;

(f)                                   Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g)                                  Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and

(h)                                 Investments consisting of security deposits in the ordinary course of business in connection with leases of real property and corporate credit cards obligations;

(i)                                     Investments in Borrower or any Guarantor;

(j)                                    Investments consisting of Permitted Acquisitions;

(k)                                 Investments in Subsidiaries and joint ventures in an aggregate amount not to exceed $1,000,000;

(l)                                     Investments in Subsidiaries, joint ventures, strategic alliances and similar arrangements in the ordinary course of business consisting of the nonexclusive licensing of technology or the providing of technical support;

(m)                             Investments consisting of the acquisition of any outstanding equity interests of Agilis JV; and

(n)                                 other Investment in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Permitted Liens” are:

(a)                                 Liens arising under this Agreement and the other Loan Documents and Liens in favor of Lender;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books if they have no priority over any of Lender’s security interests;

(c)                                  purchase money Liens or capital leases in the ordinary course of business (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding at any time, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens securing amounts and on terms and conditions satisfactory to Lender in its sole discretion;

(e)                                  leases or subleases of real property granted in the ordinary course of business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(f)                                   Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)                                  non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(h)                                 Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 7.4 and 7.7;

(j)                                    Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions;

(k)                                 Liens securing Indebtedness permitted under clause (h) of the definition of “Permitted Indebtedness” hereunder;

(l)                                     [Reserved]

(m)                             Liens on cash collateral securing Indebtedness described in clause (g) of the definition of “Permitted Indebtedness” hereunder;

(n)                                 licenses of Intellectual Property which constitute Permitted Transfers; and

(o)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (n), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Permitted Transfers” are:

(a)                                 sales of Inventory in the ordinary course of business;

(b)                                 dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business;

(c)                                  non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business and licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(d)                                 dispositions of Investments or other interests in joint ventures and, to the extent any joint venture constitutes a Subsidiary, the property of such joint venture, so long as the aggregate fair market value (as determined in good faith by Borrower) (determined, with respect to each such disposition, as of the time of such disposition), of all such dispositions does not exceed $1,000,000;

(e)                                  dispositions of Investments or other interests in joint ventures or similar entities to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the parties set forth in joint venture arrangements and similar binding arrangements;

(f)                                   dispositions consisting of the granting of Permitted Liens and the making of Permitted Investments;

(g)                                  dispositions to Borrower or any Guarantor;

(h)                                 dispositions in connection with the commercialization agreement to be entered into between Borrower and Agilis JV;

(i)                                     dispositions of any equity interests in the Agilis JV pursuant to the terms of any agreement as in effect on the Effective Date; and

(j)                                    other transfers of assets in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Register” is defined in Section 11.2.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer and Vice President Finance.

“Second Term Loan Advance” is defined in Section 2.1.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Indebtedness” means Indebtedness subordinated to the Obligations in amounts and on terms and conditions satisfactory to Lender in its reasonable discretion.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Borrower (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity; provided, that Agilis JV shall be deemed not to be a “Subsidiary” of Borrower for all purposes hereunder.

“Tax” is defined in Section 2.5.

“Term Loan Advances” is defined in Section 2.1.1(a).

“Term Loan Maturity Date” is July 19, 2020.

“Trademarks” is all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the Effective Date.

LENDER:

PTC THERAPEUTICS, INC.

By	/s/ Marcio Souza
Name:	Marcio Souza
Title:	Chief Operating Officer

BORROWER:

AGILIS BIOTHERAPEUTICS, INC.

By	/s/ Mark Pykett
Name:	Mark Pykett
Title:	President and Chief Executive Officer

GUARANTOR:

AGILIS RLN, LLC

By	/s/ Mark Pykett
Name:	Mark Pykett
Title:	Manager

GUARANTOR:

AGILIS FRDA, LLC

By	/s/ Mark Pykett
Name:	Mark Pykett
Title:	Manager

GUARANTOR:

AGILIS AS, LLC

By	/s/ Mark Pykett
Name:	Mark Pykett
Title:	Manager

Signature Page to Bridge Loan and Security Agreement

SCHEDULE 1

INVESTMENTS

Agilis GTRI Japan, Inc. and any Investments therein existing on the Effective Date

AGILIS RLN LLC and any Investments therein existing on the Effective Date

AGILIS FRDA LLC and any Investments therein existing on the Effective Date

AGILIS AS LLC and any Investments therein existing on the Effective Date

EXHIBIT A — ADVANCE REQUEST FORM

E-mail To:	Date:

LOAN ADVANCE:

Amount of Requested Advance $

All of Borrower’s representations and warranties in the Bridge Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Assuming the Closing (as defined in the Merger Agreement) were to be scheduled on the Effective Date or the date of this Advance Request, in each case, the condition set forth in Section 7.1(c) of the Merger Agreement is satisfied. No Event of Default has occurred and is continuing or will result from the requested advance.

Authorized Signature:	Phone Number:
Print Name/Title:

WIRE INSTRUCTIONS:

Beneficiary Name:	Amount of Requested Advance: $
Beneficiary Bank:	Account Number:
City and State:
Beneficiary Bank Transit (ABA) #:

EXHIBIT B — FORM OF JOINDER AGREEMENT

GUARANTOR JOINDER AGREEMENT (this “Joinder”), dated as of        , by        , a         organized and existing under the laws of         (the “Additional Guarantor”) in connection with the Loan Agreement referred to below.

W I T N E S S E T H:

WHEREAS, reference is made to that certain Bridge Loan and Security Agreement, dated July 19, 2018 (as the same has been or may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”) by and among PTC Therapeutics, Inc. (“Lender”), Agilis Biotherapeutics, Inc. (“Borrower”) and the Guarantors party thereto;

WHEREAS, pursuant to and in accordance with the terms of the Loan Agreement, certain subsidiaries of the Borrower are required to guarantee the Obligations; and

WHEREAS, other Subsidiaries may, pursuant to and in accordance with the terms of the Loan Agreement, be required to become party to the Loan Agreement and undertake the obligations of the Guarantors to guarantee the Obligations;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Additional Guarantor agrees as follows:

Section 1.  Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

Section 2.  Joinder in Loan Agreement.  The Additional Guarantor hereby joins the Loan Agreement and the other Loan Documents to which the Guarantors are parties as of the date hereof and accepts and agrees to be bound by all of the terms and conditions thereof applicable to a Guarantor. Without limiting the generality of the foregoing, the Additional Guarantor hereby represents and warrants that (i) each of the representations and warranties with respect to the Guarantors set forth in Article 5 of the Loan Agreement is true and correct as to Additional Guarantor on and as of the date hereof as if made on and as of the date hereof by Additional Guarantor (except representations and warranties which relate solely to an earlier date or time which representations and warranties shall be true and correct in all material respects on and as of the specific date or times referred to in said representations and warranties) and (ii) the Additional Guarantor has heretofore received a true and correct copy of the Loan Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.

New Guarantor hereby makes, affirms, and ratifies in favor of Lender the Loan Agreement and each of the other Loan Documents given by the Guarantors to Lender.

Section 3.  Guaranty.  By virtue of this Joinder, the Additional Guarantor hereby confirms that, pursuant to the Loan Agreement, it makes and provides the guaranty set forth in Article 12 of the Loan Agreement.

Section 4.  Jurisdiction And Enforcement.  The following provisions constitute a material inducement to the Lender to provide the financing described in the Loan Agreement or in the other Loan Documents.

(a)           This Joinder is governed by, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(b)           The Additional Guarantor hereby (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the other Loan Documents, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the other Loan Documents in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement or the other Loan Documents; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

Section 6.  Further Assurances.  From time to time, the Additional Guarantor shall execute and deliver to the Lender such additional documents, and take such other and further actions, as the Lender may reasonably require to carry out the purposes of the Loan Agreement or the other Loan Documents, to monitor and administer the Loan, or to preserve and protect the Lender’s rights as contemplated in the Loan Agreement or in any other Loan Document.

Section 7.  Notices.  Any notices made to the Additional Guarantor under this Joinder shall be addressed to:

[ADDITIONAL GUARANTOR]

[Address]

[Fax]

[Attention:      ]

Section 8.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

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IN WITNESS WHEREOF, the Additional Guarantor has caused this Joinder to be executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:

Name:
Title: